Exhibit No. 23(a)


                        Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Valspar Corporation of our report dated November 14, 1994, included in the 1994 Annual Report to Stockholders of The Valspar Corporation.

Our audits also included the financial statement schedules listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement Forms S-8 No. 2-79961, No. 2-79962, No. 33-51224 and No. 33-51226 pertaining to
The Valspar Stock Ownership Trusts; Form S-8 No. 33-39258 pertaining to The Valspar Corporation 1991 Stock Option Plan; Form S-8 No. 33-51222 pertaining to The Valspar Profit Sharing Retirement Plan; Form S-8 No. 33-53824 pertaining to The Valspar Corporation Key Employee Annual Bonus Plan; Form S-8 No. 33-56062 pertaining to The Valspar Corporation Restricted Stock Plan for Non-Employee Directors; and Form S-8 No. 33-72238 pertaining to the Valspar Corporation 1982 Incentive Stock Option Plan and 1989 Nonqualified Stock Option Plan of The Valspar Corporation of our report dated November 14, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of The Valspar Corporation.


ERNST & YOUNG LLP

Minneapolis, Minnesota
January 26, 1995